Exhibit 10.1
June 7, 2006
Vector Group Ltd.
100 S.E. Second Street, 32nd Floor
Miami, FL 33131

Attention:	Howard M. Lorber President and Chief Executive Officer
Gentlemen:
     Frost Gamma Investments Trust (“Frost Gamma”) agrees that, on June 8, 2006, it will convert $50 million principal amount of the 6.25% Convertible Subordinated Notes due July 15, 2008 of Vector Group Ltd. (“VGR”) which it owns into 2,345,216 registered shares of VGR common stock (calculated based on a conversion price of $21.32 per share). As an inducement for Frost Gamma to convert, VGR will issue to Frost Gamma an additional 654,784 unregistered shares of VGR common stock on the date of conversion, or as soon thereafter as such shares are listed on the NYSE. VGR agrees that it will promptly secure the listing of the unregistered shares on the NYSE, will use all reasonable efforts to file a registration statement for the unregistered shares within 45 days of the conversion date and will use all reasonable efforts to have such registration statement declared effective within 120 days of the date of conversion and to keep such registration statement effective until the later of Frost Gamma’s shares are sold or Rule 144(k) is available. Frost Gamma will pay Jefferies & Company, Inc. on the date of conversion a commission of $600,000.
     Additionally, on the date of conversion, VGR will also pay to Frost Gamma, in cash, accrued interest on the converted Notes. On June 8, 2006, the accrued interest will equal $1,241,500. The payment for the accrued interest should be wired as follows:
     Please indicate your agreement with the terms set forth above by signing below and sending an executed original to me.

Very truly yours, Frost Gamma Investments Trust
By:	/s/ Dr. Phillip Frost
Dr. Phillip Frost
Trustee

THE FOREGOING IS AGREED TO AND ACCEPTED: Vector Group Ltd.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	Executive Vice President